Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into, effective this 9th day of January 2023, (“Effective Date”), by and between Aqua Power Systems, Inc. (“APSI” or “Company”), a Nevada corporation, and Robert Morris (“Executive”). The Company and Executive may be collectively referenced as the “parties” or individually as a “party.”

RECITALS

WHEREAS, APSI is headquartered in Winter Park, Florida and is a leader in the transportation and logistics industry. APSI currently has six (6) subsidiary companies, Tradition Transportation, L.L.C. which specializes in the transportation of freight (“Transportation”), Tradition Leasing Systems, L.L.C. which provides the mechanism to finance the purchase of new vehicles and to liquidate excess vehicles (“Leasing”), Tradition Logistics, L.L.C. which provides time-sensitive warehousing, logistics and freight management on a national and international basis (“Logistics”), Freedom Freight Solutions, LLC which is principally engaged in arranging transportation of freight between shippers and carriers (“Brokerage”), Tradition Equipment Sales & Service, Inc. which provides mechanical repair and maintenance services (“Sales & Service”), and Anthem Anchor Bolts and Fasteners, L.L.C. which manufactures metal bolts, nuts and other industrial fasteners (“Anthem”). Collectively, APSI’s ownership of Transportation, Leasing, Logistics, Brokerage, Sales & Service, and Anthem are referred to as the “Company’s Business”.

WHEREAS, Executive desires to be employed by the Company and to secure minimum compensation from the Company for his services over a defined term and the Company desires to provide fair and reasonable compensation and benefits to Executive, subject to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties incorporate the above recitals, and in consideration of the mutual promises, covenants and agreements made herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions of this Agreement. During the Term, Executive will serve as the Chief Executive Officer (“CEO”) of the Company and in such other additional positions as the Company may designate from time to time consistent with his title. In such capacity, Executive will report to the Company’s Board of Directors (“Board”). Executive shall perform such duties which are of the character as those generally associated with his positions and such additional or alternative duties as may be reasonably assigned to him from time to time by Board or any committee thereof. Executive will act in compliance with the Company’s bylaws and all lawful directives of the Board. Executive shall comply with the Company’s policies and procedures in effect from time to time throughout his employment. Executive’s principal place of employment shall be at the Company’s subsidiary’s offices in Indiana or at such other Company office as the employee may designate from time to time, subject to regular business travel as is reasonably required for the fulfillment of Executive’s duties.

2.                  Devotion to Duties. During the Term, Executive agrees that he will devote his full working time and best efforts to the business and affairs of the Company on a full-time basis and that he will exercise the highest degree of loyalty and reasonable standard of conduct in the performance of his duties. Executive agrees that he (a) will not engage, directly or indirectly, in any activity that is competitive with the Company’s business in any respect or make any preparations to engage in any competitive activities.

3.                  Employment Term. The initial term of Executive’s employment under this Agreement shall be for a term of four (4) years, commencing on the January 9, 2023 (the “Initial Term”). Thereafter, the Initial Term shall be automatically extended for successive one (1) year periods (each a “Renewal Term”), unless either party provides written notice to the other party at least sixty (60) days prior to the end of the then existing term (ether the Initial Term or any Renewal Term) that the party does not wish to extend the Term of this Agreement. The duration of Executive’s employment, including the Initial Term and any Renewal Term are the “Term.” Notwithstanding the foregoing, the parties can mutually agree, in writing, at any time, to terminate Executive’s employment under this Agreement. In addition, Executive’s employment may be terminated earlier in accordance with the termination provisions in Section 10. If the Company elects not to renew the Agreement at the end of the Initial Term, Executive’s termination will be considered a termination without Cause under Section 10(e). The effective date on which Executive’s employment terminates, for any reason, shall be referred to as the “Termination Date.”

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4.                  Salary. The Company shall pay Executive an annual base salary of One Hundred fifty Thousand and No/100 Dollars ($150,000.00) (“Base Salary”) payable at regular intervals in accordance with the Company’s normal payroll practices in effect from time to time. The Base Salary is subject to all applicable federal, state, and local income taxes and such other deductions as are required by law with respect to compensation paid by an employer to an employee. The Base Salary may be subject to additional deductions pursuant to Executive’s participation in any benefit plan or program, subject to historic practices (i.e., medical, dental and eye insurance provided without cost). The amount of the Base Salary shall be reviewed by the Board or a committee of the Board (such as Compensation Committee) annually for possible increases, any such increases to be made solely at the discretion of the Board. The Company shall additionally issue Executive two hundred fifty thousand (250,000) shares of Convertible Series B Preferred Stock (“Stock”) as a signing bonus to this Agreement. The Company’s Board of Directors shall issue a board resolution and instruct the Company’s transfer agent to issue the Stock to the Executive.

5.                  Bonuses and Other Incentives. During the Term, Executive shall be entitled to participate in all incentive compensation plans and programs as may be adopted by the Company from time to time and generally available to similar level employees, subject to the terms and conditions of such plans and programs. Executive acknowledges and agrees that the Company, in its sole discretion, may change, amend, modify, freeze, suspend or terminate any or all of its incentive compensation plans or programs, at any time during his employment with the Company, to the extent permitted by applicable law, and nothing in this Agreement shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any benefit plan or program. Notwithstanding any prior practice or policy, Executive must be employed by the Company on the actual date of distribution of any incentive payment, including bonuses and profit sharing distributions, in order to be eligible to receive such incentive payments.

6.                  Paid Time Off. During the Term, Executive shall be entitled to six (6) weeks of paid vacation or other paid time off (“PTO”) each year. PTO may be taken at such times as Executive elects with due regard to the needs of the Company, or paid out to Executive at the end of the calendar year.

7.                  Employee Benefits. During the Term, Executive shall be entitled to participate in the Company’s benefit plans or programs in effect from time to time and generally available to employees of Executive’s level or classification, including any life, health, medical, dental, disability or other insurance policy or plan, or retirement plan; provided however, Executive's entitlement to participate in such benefit plans or programs is subject to the eligibility requirements and other provisions of such benefit plans or programs. Executive acknowledges and understands that the Company, in its sole discretion, may change, amend, modify, freeze, suspend or terminate any or all of its Executive benefits plans or programs, at any time during Executive's employment with the Company, to the extent permitted by applicable law, and nothing in this Agreement shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any benefit plan or program.

8.                  Business Expenses. During the Term, the Company will reimburse Executive for reasonable and necessary travel and business expenses incurred by Executive directly related to performing services for the Company under this Agreement, in accordance with the Company's policies and procedures with respect thereto, as may be amended from time to time by the Company; provided, however, that such expenses which are not in accordance with the Company's policies must be authorized in advance by the Board in order for Executive to be entitled to reimbursement.

9.                  Compliance. Executive agrees to be bound by and comply with all written policies, procedures, rules and regulations of the Company, including but not limited to those set forth in any code of conduct or ethics policies. In the event there is a conflict or dispute between the terms of this Agreement and any policies, procedures and rules of the Company, the terms of this Agreement shall control. Executive further agrees that he shall, at all times, perform his duties and responsibilities in material compliance with all international, federal, state and local laws, regulations and ordinances.

10.              Termination. Subject to the respective continuing obligations of the parties, including the restrictive covenants set forth in Section 11, Executive’s employment may be terminated during the Term as follows:

(a)               Termination by Mutual Agreement. The Company and Executive may agree to terminate his employment at any time by mutual written agreement executed by Executive and the Board. Upon termination of Executive’s employment by mutual written agreement, the Company’s obligations to pay or to provide Executive compensation and benefits under this Agreement will immediately terminate; provided, however, that Executive will be entitled to receive all Accrued Compensation. “Accrued Compensation” means: (i) that portion of his Base Salary which is earned but unpaid as of the Termination Date; and (ii) reimbursement for all business expenses not yet paid as of the Termination Date. Any benefits payable under insurance, retirement, bonus and/or profit sharing plans, as a result of Executive’s eligibility and participation in such plans through such date, shall be paid when due under those plans. Other than the foregoing, the Company will have no further obligations to Executive under this Agreement. The Accrued Compensation will be paid within thirty (30) days after the Termination Date.

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(b)               Termination Due to Death. If Executive dies during the Term, this Agreement will terminate on the date of his death. Upon his death, the Company’s obligation to pay or provide his (or his estate or legal successors) compensation and benefits under this Agreement will immediately terminate, except that the Company will pay or provide his estate or other legal successor the Accrued Compensation. Any benefits payable under insurance, retirement, bonus and/or profit sharing plans, as a result of Executive’s eligibility and participation in such plans through such date, shall be paid when due under those plans. Other than the foregoing, the Company will have no further obligation to Executive (or his estate or legal successors) under this Agreement. The Accrued Compensation will be paid following Executive’s death within thirty (30) days after the Company’s receipt of appropriate documentation verifying the proper person(s) to which payment should be made.

(c)               Termination Due to Disability. If Executive suffers a Disability, the Company may terminate his employment by providing written notice to Executive of the Company’s termination because of the Disability, specifying in such notice the effective Termination Date, and Executive’s employment will terminate at the end of the day on the Termination Date specified in the Company’s notice. For purposes of this Agreement, the term “Disability” means either (i) when Executive is deemed disabled and entitled to benefits in accordance with any Company-provided long-term disability insurance policy or plan, if any is applicable, covering Executive, or (ii) the inability of Executive, because of a physical or mental condition or illness, to perform, with or without reasonable accommodation, the essential functions of his job for a period of six (6) consecutive months or longer. Upon termination due to a Disability, the Company’s obligation to pay or provide compensation or benefits under this Agreement will immediately terminate, except the Company will pay or provide Executive the Accrued Compensation. Any benefits payable under insurance, retirement, bonus and/or profit sharing plans, as a result of Executive’s eligibility and participation in such plans through such date, shall be paid when due under those plans. Other than the foregoing, the Company will have no further obligations to Executive under this Agreement. The Accrued Compensation will be paid within thirty (30) days after the Termination Date.

(d)               Termination by the Company for Cause. At any time during the Term, the Company, may terminate Executive’s employment for Cause by providing him with written notice of the termination for Cause specifying in such notice the termination date and Executive’s employment will terminate at the end of the day on the termination date specified in such note. For purposes of this Agreement, “Cause” means the occurrence of one or more of the following events: (i) Executive’s conviction for, or pleading no contest to, a felony or any crime that is materially and demonstrably injurious to the financial condition, reputation, or goodwill of the Company; (ii) Executive’s misappropriation of any material Company property or Confidential Information; (iii) Executive’s willful misconduct in connection with the performance of his job duties; (iv) Executive’s intentional violation of any material international, federal, state or local law or regulation applicable to the business of the Company; or, (v) Executive’s breach of any material covenant, condition or provision of this Agreement or any policies or procedures of the Company, or failure to perform his duties or responsibilities or to comply with any lawful directive of the Board, and such breach or failure, if curable, remains unremedied for a period of ten (10) days after the Company provided Executive with a written notice of such violation. Upon termination of the Executive’s employment for Cause, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement will immediately terminate, except that the Company will pay or provide his Accrued Compensation. Any benefits payable under insurance, retirement, bonus and/or profit-sharing plans, as a result of Executive’s eligibility and participation in such plans through such date, shall be paid when due under those plans. Other than the foregoing, the Company will have no further obligations to Executive under this Agreement. The Accrued Compensation will be paid within thirty (30) days after the Termination Date.

(e) Termination by the Company Without Cause. At any time during the Term, the Company may terminate Executive’s employment without Cause, for any reason or no reason, by giving Executive sixty (60) days’ prior written notice, specifying in such notice the effective termination date, and Executive’s employment will terminate at the end of the day on the termination date specified in the Company’s notice (or such other date as may be mutually agreed upon in writing by the Company and Executive). Termination ‘without Cause’ shall mean any termination by the Company that is not a termination for Cause, as defined in Section 10(d). Upon termination of Executive’s employment by the Company without Cause, the Company’s obligation to pay or provide his compensation and benefits under this Agreement will immediately terminate, except that the Company will pay or provide Executive: (i) the Accrued Compensation; and (ii) the aggregate Base Salary owed for the remaining period of the Term (together the “Severance Payment”). The Severance Payment will be paid in a single lump sum payment within thirty (30) days of the Termination Date. The Severance Payment is subject to all applicable payroll tax withholdings. The Accrued Compensation will be paid within thirty (30) days after the Termination Date.

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(f)       Termination by Executive for Good Reason. At any time during the Term, Executive may terminate his employment for Good Reason by giving APSI sixty (60) days’ prior written notice specifying in such notice the basis for the Good Reason termination. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) failure of the Company to obtain the assumption of the obligations to perform the Agreement by any successor; (ii) reduction of ten percent (10%) or more in the Base Salary; (iii) demotion or material adverse change in Executive’s principal position, including title and reporting relationships, duties or responsibilities; or (iv) relocation of Executive’s principal place of employment to a location that is more than thirty (30) miles from the place where Executive was based immediately prior to such relocation; and/or his office as of the Effective Date; provided however, the Company will have thirty (30) days from its receipt of any written notice of the Good Reason termination in which to take corrective action to cure the Good Reason (if curable), and if the Company does not cure the Good Reason, the Good Reason termination will be effective at the end of the thirtieth (30th) day after the Company receives the written notice of Good Reason termination; and provided further, however, for Executive to exercise his right to termination for Good Reason he must provide written notice of the termination for Good Reason within sixty (60) days after he knows or should have known of the initial existence of the condition listed above making any such termination a termination for Good Reason. Upon a termination by Executive for Good Reason, the Company’s obligation to pay or provide him with compensation and benefits under this Agreement will immediately terminate, except that the Company will pay or provide Executive with (x) the Accrued Compensation and (y) the aggregate Base Salary owed for the remaining period of the Term (together the “Severance Payment”). The Severance Payment will be paid in a single lump sum payment within thirty (30) days of the Termination Date. The Severance Payment is subject to all applicable payroll tax withholdings. The Accrued Compensation will be paid within thirty (30) days after the Termination Date.

(g)       Termination by Executive without Good Reason. At any time during the Term, Executive may terminate his employment without Good Reason upon the giving of not less than sixty (60) days' advance written notice to the Company and his employment with the Company will terminate at the end of the day on the last day in that notice period; provided, however, that the Company may, but need not, elect one or more of the following options: (i) make the termination effective immediately; (ii) require Executive to continue to perform his duties to the Company during the notice period; (iii) limit or impose reasonable restrictions on Executive’s activities during the notice period; or (iv) accept his notice of termination as a resignation prior to the date specified by him in his notice of termination at any time during the notice period. The Company shall pay Executive his Base Salary and all benefits in accordance with the Company’s payroll practices then in effect through the notice period so long as he is required to provide and continues to so provide services to the Company, provided that if the Company elects options (i) or (iv) above, Company shall be obligated to pay Executive his Base Salary and all benefits through the notice period. Upon termination, whether at the end of the notice period specified by Executive in his notice or earlier as may be elected by the Company, the Company’s obligation to pay or provide Executive with compensation and benefits under this Agreement will immediately terminated, except that the Company will pay or provide Executive with the Accrued Compensation within thirty (30) days after the Termination Date. Any benefits payable under insurance, retirement, bonus and/or profit-sharing plans, as a result of Executive’s eligibility and participation in such plans through such date, shall be paid when due under those plans. Other than the foregoing, the Company will have no further obligations to Executive under this Agreement.

(h)       Other Rights/Requirements. Nothing contained in this Agreement shall impair, affect, or change any requirements otherwise imposed upon APSI or Executive by applicable statute, law, rule, regulation, or other legal requirements.

11.              Other Definitions. The following terms have the following meanings as used throughout this Agreement:

(a)	“Affiliate” means an entity which controls, is controlled by, or is under common ownership with, APSI and any subsidiaries or affiliated entities as the same may exist from time to time hereafter.

(b)	“Competitive Capacity” with respect to a APSI Employee means: (i) the same or similar capacity or position that the APSI Employee held with the Company within the twelve (12) month period prior to the Termination Date; (ii) an executive level or officer or management level position; (iii) performing tasks or duties similar to the tasks or duties the APSI Employee performed for APSI or an Affiliate within the last year of his employment; (iv) managing or supervising those who perform tasks or duties similar to those which the APSI Employee performed for APSI or an Affiliate within the last year of his employment; or, (v) performing tasks or duties in which the APSI Employee utilizes or may utilize any Confidential Information that he learned during the course of his employment with APSI.

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(c)	“Competitor” means any Person who is in the same or substantially similar business as the Company’s Business or who provides the same or substantially same services as APSI.

(d)	“Confidential Information” means any and all materials, records, data, documents, lists, writings, and information (whether in writing, printed, electronically stored, computerized, on disk or otherwise, including all copies, summaries, analyses, drafts, and extracts) relating or referring in any manner to trade secrets (as currently defined under applicable law, including the Indiana Uniform Trade Secrets Act, the federal Defend Trade Secrets Act, and any amendments thereto or successor statutes) of APSI or any Affiliate, and other non-public financial or proprietary information of APSI or any Affiliate, including but not limited to business reports, business plans, projections, income statements, profit and loss statements, business strategies and/or strategic plans, internal audits, sales, sales techniques, budgets, profit margins, pricing, research and development, intellectual property, software and/or computer programs, marketing strategies, marketing plans or materials, business development plans or strategies, records or information relating to suppliers or customers of APSI or any Affiliate, supplier or customer lists or specification, and processes, systems, methods, documentation or devices used in or pertaining to the business of APSI and/or any Affiliate which are unique to the business of or services of APSI or any Affiliate (regardless of whether the information has been marked “confidential”).

(e)	“Customer” means any Person to whom APSI and/or any Affiliate rendered or provided any services to at any time during the Term: (i) with whom Executive had any direct or material business contact (contact that is intended to establish or strengthen a business relationship for the Company); (ii) whom Executive managed, had responsibility for, or provided any services to, or; (iii) about whom Executive obtained, accessed, reviewed, or utilized Confidential Information.

(f)	“APSI Employee” shall mean any person who is, or was during the one (1) year period prior to the Termination Date, employed by APSI or an Affiliate as an executive, officer, or manager, or in whom APSI or the Affiliate otherwise has a legitimate protectable interest.

(g)	“indirectly” means that Executive will not assist others in performing business activities that Executive is prohibited from engaging in directly under this Agreement.

(h)	“Potential Customer” shall mean any Person, during the last year of Executive’s employment (i) whom Executive solicited, targeted or identified (or whom he knew was solicited, targeted or identified by APSI or an Affiliate) as a prospective or potential customer, or; (ii) about whom Executive obtained information on behalf of APSI and/or any Affiliate for purposes of soliciting, targeting or identifying as a prospective or potential customer.

(i)	“Person” shall mean any individual, partnership, corporation, organization, firm, association, limited liability company, trust, joint venture, company or other entity.

(j)	“Restricted Area” shall mean all of the counties in Indiana, and Chatham county, Georgia.

(k)	“solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, inducing, encouraging, enticing, or requesting either expressly or implicitly, any person, in any manner, to take or refrain from taking action.

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12.              Non-Disclosure of Confidential Information. Executive acknowledges that during the course of his employment with the Company, he has become or will become knowledgeable about, in possession of, or privy to, Confidential Information. If such Confidential Information were to be divulged or become known to any competitor of the Company or to any other person outside the employ of the Company or its Affiliates, or if Executive were to be employed by any competitor of the Company or to engage in competition with the Company, the Company or its Affiliates would be harmed. Therefore, subject to the exceptions below, Employee agrees that he will not directly or indirectly: (a) communicate, deliver, exhibit or provide any Confidential Information to any person or entity, except other authorized employees or agents of the Company or Affiliates who have a need to know the such Confidential Information for a proper corporate or business purpose as part of their normal job responsibilities for the Company or Affiliates; (b) use any Confidential Information to compete against the Company or use any Confidential Information for his own personal benefit or for the benefit of any other person or entity other than the Company; (c) aid anyone else in obtaining Confidential Information or disclosing Confidential Information to any third party, or (d) taking any action causing, or fail to take any action necessary to prevent, any such information to lose its character or cease to qualify as Confidential Information. The confidentiality covenant contained in this Section shall be binding upon Executive during his employment with the Company and shall continue thereafter until and unless: (i) the Confidential Information becomes obsolete; (ii) the Confidential Information becomes generally known in the Company’s trade or industry by means other than a breach of this covenant or by the disclosure of Confidential Information by a person under an obligation to maintain the confidentiality of the Confidential Information; or (iv) Executive is required to disclose Confidential Information by valid court order or subpoena, or in response to an inquiry or request by a governmental agency or self-regulatory organization. Executive agrees to notify the Company within five (5) business days of the receipt of any such court order, subpoena or request, to the extent allowed under the law. If a court of proper jurisdiction reviews this provision and finds that the temporal scope of this paragraph is unreasonable, Executive agrees that the obligations regarding Confidential Information shall continue for one (1) year after the Termination Date, provided however, that notwithstanding the foregoing, Employee’s confidentiality obligations with respect to trade secrets shall continue for so long as the information qualifies as a trade secret under state or federal law.

Nothing in this Section or any other provision of this Agreement, shall be construed to prohibit Executive from reporting conduct to, providing information to, or participating in any investigation or proceeding brought or conducted by, any federal, state, or local government agency or self-regulatory organization. Nothing in this Section or any other provision of this Agreement, shall be construed to prohibit Executive from using Confidential Information in connection with a dispute between Executive and the Company.

Executive specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Executive and whether compiled by the Company, an Affiliate, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information (except as otherwise set forth above) constitutes a misappropriation of the Company’s trade secrets.

Executive agrees that all Confidential Information and all records, documents and materials relating to all Confidential Information shall be and remain the sole and exclusive property of the Company and that he will, immediately upon termination of his employment, return to the Company all Confidential Information.

13.              Non-Solicitation. Executive agrees that during the Term of this Agreement and for a period of one (1) year following the Termination Date, regardless of the reason for termination (whether voluntary or involuntary) and however terminated, he shall not, directly or indirectly (including through any partnership, corporation or business entity in which he has ownership interest or serves as an officer, employee, independent contractor, representative, agent or consultant), either for his own benefit or the benefit of any other Person:

(a)	solicit, divert, or take away (or attempt to solicit, divert or take away) any Customer for the purpose of providing services related to the Company’s Business; or

(b)	advise, persuade, or induce (or attempt to advise, persuade, or induce) any Customer to terminate, reduce, limit, or change the Customer’s services or business relationship with APSI or an Affiliate; or

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(c)	solicit (or attempt to solicit) any Potential Customer not to do business with the Company; or

(d)	recruit or solicit (or attempt to recruit or solicit) any APSI Employee to terminate his employment with APSI or an Affiliate; or

(e)	offer or provide employment (whether on a full-time or part-time, consulting or independent contractor basis) in a Competitive Capacity to a APSI Employee for or on behalf of a Competitor; or

(f)	solicit, entice or persuade (or attempt to solicit, entice or persuade) any independent contractors or agents to terminate their contract or relationship with APSI or any Affiliate, or discontinue providing services to APSI, an Affiliate, and/or Customers; or

(g)	solicit, entice or persuade (or attempt to solicit, entice or persuade) any suppliers, vendors or others who were supplying services or goods to APSI or Affiliate during the one (1) year period prior to the Termination Date, to terminate, reduce, limit or change their business or relationship with APSI or Affiliate; or

(h)	otherwise interfere with or damage (or attempt to interfere or damage) any relationship between the Company and any Customer or Potential Customer.

Executive acknowledges that APSI is entitled to the full one (1) year post-termination restriction on the activities set forth in this Section. Therefore, in the event any of the provisions of this Section are breached by Executive, the commencement of the one (1) year post-termination restriction will not begin until Executive is in full compliance with this Section. This Section shall survive the termination of Executive’s employment with APSI regardless of the reason for termination.

14.              Severability/Blue Pencil. Each of the provisions of this Agreement are distinct and severable, notwithstanding that the covenants may be set forth in one section for convenience. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, for any reason, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected. Should any particular restrictive covenant, provision or clause of this Agreement be held unreasonable or unenforceable for any reason, including without limitation, the time period, geographic area and/or scope of activity covered by such covenant, provision or clause, the parties acknowledge and agree that such covenant, provision or clause shall be given effect and enforced to whatever extent would be reasonable and enforceable under applicable law. The parties expressly authorize a court of competent jurisdiction to blue pencil or modify such provision to limit the covenants to cover the maximum period of time, range of activities or other restrictions as would be enforceable under Indiana law.

15.              Available Relief. Executive agrees that APSI, or its successor or assigns, will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any breach by Executive of any provision of Section 12 or 13. Accordingly, in the event of a breach or of a threatened or attempted breach by Executive of Section 12 or 13, in addition to all other remedies to which APSI is entitled under law, in equity, or otherwise (including monetary damages), APSI and/or its assigns and successors, shall be entitled to a temporary restraining order and/or preliminary or permanent injunction (without the necessity of showing any actual damage) or a decree of specific performance of the provisions of Section 12 or 13 and no bond or other security shall be required in that connection. Furthermore, if Executive breaches any post-employment covenants, including the restrictions and obligations in Section 12 or 13, as determined in APSI’s sole discretion, APSI may recoup any severance payment paid to Executive.

16.              Enforcement/Attorneys’ Fees. In any action that is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover their reasonable attorneys’ and paralegal fees and expenses incurred in connection therewith.

17.              Assignments; Successors and Assigns. The rights and obligations of Executive hereunder are not assignable or delegable, and any prohibited assignment or delegation will be null and void. APSI may, without the consent of the Executive, assign this Agreement to any successor or in connection with any merger, consolidation, share exchange, combination, sale of stock or assets or similar transaction. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of APSI.

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18.              Governing Law. This Agreement shall be interpreted under, subject to and governed by the laws of the State of Indiana, without consideration of the choice of law principles thereof, and all questions concerning its validity, construction and administration shall be determined in accordance with Indiana law.

19.              Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and expressly supersedes any prior agreements between the parties relating to the subject matter hereof. This Agreement shall not be amended or modified without the Board receiving the recommendation of the General Counsel for the Company, and the prior written consent of the Company’s Board and Executive. No failure or delay by APSI in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any waiver by APSI under this Agreement operate or be construed as a continuing waiver or a waiver of any subsequent breach or noncompliance hereunder. No single or partial exercise of any right or remedy by APSI shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Any waiver by APSI under this Agreement shall be in writing and signed by the Company’s Board. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

20.              “No-Defense” Provision. The covenants set forth in this Agreement are essential terms and conditions to APSI employing the Executive, and shall be construed as independent of any other obligations or agreements between the parties. The existence of any claim or cause of action the Executive may have against APSI, including but not limited to the APSI’s alleged material breach of any agreement with Executive, shall not constitute a defense to the enforcement by APSI of the covenants and obligations in this Agreement and shall not relieve Executive of his obligations under this Agreement.

21.     Jurisdiction and Venue. The parties agree that all suits, actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be filed and tried in the Superior or Circuit Court, as appropriate, of Marion County, Indiana, or the United States District Court for the Southern District of Indiana. In this regard, the parties hereby: (a) agree that venue shall be such stated courts; (b) irrevocably consent to service of process and to the jurisdiction and venue of such courts; and (c) irrevocably waive any claim of inconvenient forum if any such suit, claim, proceeding, litigation, dispute, or claim has been filed, brought, or made in any of such courts.

22.     Construction. This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement; accordingly, this Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be prepared. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against either party.

23.     Review and Consultation. Executive acknowledges and agrees that: (a) he has read this Agreement in its entirety prior to executing the agreement; (b) he understands the provisions and effects of this Agreement; (c) he has consulted with or had the opportunity to consult with an attorney or other advisers as he has deemed appropriate in connection with the execution of this Agreement; (d) he has executed this Agreement voluntarily and knowingly and that no promise, inducement or agreement, not expressed herein, has been made to his by APSI; and (e) he has not received any advice, counsel or recommendation from APSI or its attorneys with respect to this Agreement and he does not rely and has not relied upon any representation or statement by APSI or its agents or representatives, other than those expressly contained in this Agreement.

24.     Section Headings. Section headings are inserted into this Agreement for convenience only and shall not affect any construction or interpretation of this Agreement.

25.     Reasonableness. Executive agrees and acknowledges that the covenants, restrictions and obligations set forth in this Agreement are reasonable and necessary to protect APSI. Executive agrees that the covenants, restrictions and obligations will not affect his ability to make a living and that he will be fully able to earn an adequate livelihood for himself and any spouse, significant other or dependents, if any such provision is specifically enforced against him. Accordingly, the restrictive covenants and obligations in Sections 12 and 13 shall be enforced to the maximum extent allowed by law.

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26.     Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed a duplicate original but all of which shall constitute one and the same agreement. The parties agree that signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for the execution of the Agreement.

27.     Miscellaneous. Any change in Executive’s duties, responsibilities, title, position, compensation, or status, with APSI will not affect the validity or enforceability of this Agreement, including the restrictive covenants in Sections 12 and 13.

28.     Return of Property. Upon termination of Executive’s employment, Executive shall immediately return to APSI all Company documents and property, including but not limited to Confidential Information, manuals, reports, files, memoranda, records, door and file keys, passwords and access codes, and any other physical or tangible things that Executive received, prepared, or helped prepare in connection with APSI or Executive’s employment. Upon request by APSI, APSI may require Executive to certify, in writing under the penalties for perjury, that Executive has complied with this Section.

29.              Withholding Taxes. APSI may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes that, by applicable federal, state, local or other law, APSI is required to withhold therefrom.

30.              Survival of Provisions. Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination, including but not limited to the restrictive covenants in Sections 12 and 13.

31.              Non-Disparagement. At any time during or for a period of one (1) year after the termination of Executive’s employment with APSI, regardless of the reason for the termination or however terminated, Executive agrees that he will not disparage APSI or its Affiliates, or its or their business, services, owners, officers, directors, employees, or any dealings of any kind between Executive and APSI or any Affiliate, to any third party. Furthermore, Executive agrees that he will not disparage any of APSI’s customers, vendors or suppliers, or any other person or entity that does business with APSI, including any of its or their directors, officers, employees, owners and executives, to any third party, or otherwise take any action which could reasonably be expected to adversely affect the personal, professional or business reputation of those entities or persons. For purposes of this Agreement, “disparage” shall mean any degrading, denigrating, belittling, insulting, defamatory, false, or misleading statement, whether written or oral, about those entities or persons, its’ or their work product, or business operations.

32.              Notice to Future Employers. For the period of one (1) year immediately following the termination of Executive's employment with APSI, Executive will inform each new employer, within 30 days of accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement. Executive further agrees that APSI may, if it so desires, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

33.              Notices to Parties. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given: (a) if delivered by overnight courier on the date of delivery, or (b) if mailed, three business days after mailing if sent by U.S. first class mail. Any such notice shall be addressed as follows:

If to Executive:	Robert Morris 6344 E. State Blvd Fort Wayne, IN 46815

If to APSI:	Aqua Power Systems Inc./Stephen Carnes 2180 N. Park Ave, Suite 200 Winter Park, Florida 32789

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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34.              Section 409(A). It is intended that any severance payment that may be due under this Agreement will not cause a violation of Section 409(A) of the Internal Revenue Service Code. Thus, notwithstanding anything in this Agreement to the contrary, if any provision in this Agreement or any severance payment would result in the imposition of an applicable tax under Section 409(A), that Agreement provision or severance payment will be reformed to avoid imposition of the applicable Section 409(A) tax. If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409(A).

35.              Disclaimer. Nothing in this Agreement shall be construed to prohibit Executive from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding brought or conducted by, any federal or state government agency or self-regulatory organization.

36.              Notice of Rights Pursuant to Section 7 of the Defend Trade Secrets Act. Notwithstanding any provisions in this Agreement or any APSI policy applicable to the unauthorized use or disclosure of trade secrets or confidential information, Executive is hereby notified that, pursuant to Section 7 of the Defend Trade Secrets Act (DTSA), Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law.  Executive also may not be held liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

37.              Trade Secrets. This Agreement supplements and does not supersede Executive’s obligations under all statutes and common laws intended to protect the Company's trade secrets, including the Indiana Uniform Trade Secrets Act and the federal Defend Trade Secrets Act.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date written above.

AQUA POWER SYSTEMS, INC.

By:/s/ Stephen W. Carnes	Date: January 9, 2023
Printed Name: Stephen W. Carnes
Title: Director

EXECUTIVE

/s/ Robert Morris	Date: January 9, 2023
Printed Name: Robert Morris

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